Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Pat Macellaro
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Sustains Growth and Profitability

Increases Quarterly Dividend 7%, Announces $3 Billion Common Stock Repurchase Plan

NORTHBROOK, Ill., February 4, 2015 – The Allstate Corporation (NYSE: ALL) today reported financial results for the fourth quarter and full year 2014. The financial highlights were:

The Allstate Corporation Consolidated Highlights
	Three months ended December 31,			Twelve months ended December 31,
($ millions, except per share amounts and ratios)	2014	2013	% / pts Change	2014	2013	% / pts Change
Consolidated revenues	$ 8,759	$ 8,792	(0.4)	$ 35,239	$ 34,507	2.1

Net income available to common shareholders	795	810	(1.9)	2,746	2,263	21.3
per diluted common share	1.86	1.76	5.7	6.27	4.81	30.4
Operating income*	736	781	(5.8)	2,367	2,670	(11.3)
per diluted common share*	1.72	1.70	1.2	5.40	5.68	(4.9)

Return on common shareholders’ equity
Net income available to common shareholders				13.3%	11.0%	2.3 pts
Operating income*				12.6%	14.5%	(1.9) pts

Book value per common share				48.24	45.31	6.5
Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities*				44.33	42.55	4.2

Property-Liability combined ratio
Recorded	90.0	88.7	1.3 pts	93.9	92.0	1.9 pts
Underlying combined ratio* (excludes catastrophes, prior year reserve reestimates and amortization of purchased intangibles)	89.5	87.5	2.0 pts	87.2	87.3	(0.1) pts

Catastrophe losses	95	117	(18.8)	1,993	1,251	59.3

*              Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

“Allstate’s sustained growth and profitability reflects the progress we have made in building a competitively differentiated insurance company,” said Thomas J. Wilson, chairman and chief executive officer of The Allstate Corporation. “Our strategy to serve customers with unique value propositions enabled the property-liability businesses to increase policies in force across all three underwritten brands by 840,000, which led to a $1.5 billion increase in premiums written in 2014. Excellent operating results generated net income of $2.7 billion and operating income of $2.4 billion for the year. The underlying combined ratio was at the favorable end of the full-year outlook range, as the negative impact of adverse fourth quarter frequency on auto margins was more than offset by our focus on profitable growth. As a result, we are maintaining the underlying combined ratio outlook range at 87 to 89 for 2015.

“Shareholders benefited from this strong operating performance,” Wilson said. “Allstate returned $2.8 billion to shareholders in 2014 through a combination of dividends and share repurchases. The board decided to raise the quarterly dividend by 7% to 30 cents per share for the first quarter of 2015. In addition, a new $3 billion share repurchase program was approved to start immediately upon completion of the current $2.5 billion program, which is expected in the first quarter of 2015.”

Operating Results: Fourth Quarter 2014

Operating performance in the fourth quarter reflected a continuation of the year’s growth trajectory and auto margins that were impacted by higher claim frequency. Growth in Allstate brand policies in force continued its positive momentum, with auto insurance policies 2.9% higher than the prior year and homeowner policies beginning to grow as a broad set of initiatives to improve returns have now been implemented.

An increase in claim frequency in the first two months of the quarter adversely impacted the combined ratio for auto insurance, with the Allstate brand auto combined ratio rising to 97.0. This was 1.7 points higher than the prior year. The impact of precipitation in select markets and general economic trends will both be reflected in pricing as necessary to maintain adequate returns.  Excellent homeowners profitability brought the property-liability recorded combined ratio to 90.0 for the quarter. Allstate Financial operating income decreased by 20% from the prior year’s quarter to $128 million, largely due to the disposition of Lincoln Benefit Life (LBL).

Net income available to common shareholders was $1.86 per share, or $795 million versus $1.76 per share in the fourth quarter of last year. Operating income was $1.72 per share, or $736 million compared to $1.70 in 2013.

Key metrics for the quarter:

•                  Policy in force growth: Total Property-Liability (2.5%), Allstate auto (2.9%), Allstate homeowners (0.5%), Esurance (12.6%), Encompass (1.8%)

•                  Recorded combined ratios: Total Property-Liability (90.0), Allstate auto (97.0), Allstate homeowners (63.6), Esurance (115.5), Encompass (93.1)

•                  Pre-tax yield on investment portfolio: 4.2%

Full Year Results

Results for 2014 demonstrate successful execution of the strategy to provide unique value propositions to each customer segment. The Allstate brand accounted for more than 80% of the $1.5 billion growth in net written premium over prior year, driven by broad-based policy and average premium growth in both auto and homeowners.

Underwriting income for 2014 was adversely impacted by a 59.3% increase in catastrophe losses compared with historically low 2013 levels, and resulted in a property-liability combined ratio of 93.9 for 2014, 1.9 points unfavorable to the prior year. The underlying property-liability combined ratio of 87.2 for 2014 was 0.1 point better than 2013, the result of our approach to managing pricing and underwriting actions on a local basis to keep pace with loss trends and maintain margins.

Allstate Financial recorded net income of $631 million in 2014, compared to net income of $95 million in 2013, which included the initial estimated loss on the disposition of LBL. Operating income increased 3.2% to $607 million from 2013.

Net investment income of $3.5 billion for 2014 was 12.3% lower than 2013 due to the LBL divestiture, the continued planned reduction in deferred annuities, and the ongoing impact of low interest rates on the portfolio’s results. Limited partnership income was strong in 2014, partially offsetting the impact of low interest rates.

Other milestones achieved in 2014:

•                  Allstate brand exclusive agencies increased by approximately 400 or 4% in the United States and continued to evolve to a trusted advisor model.

•                  Allstate brand auto policy growth of 2.9% was driven by increased retention and new issued applications that were 18.5% above the previous ten-year average.

•                  Esurance continued to expand its geographic reach and product portfolio. In 2014, the company expanded its auto, renters, homeowners and motorcycle insurance to additional states.

•                  The Drivewise® program is now in 46 states plus the District of Columbia. To date, customers using Drivewise have driven nearly six billion miles over the course of more than 220 million hours on the road.

•                  Recorded combined ratios: Total Property-Liability (93.9), Allstate auto (94.7), Allstate homeowners (82.5), Esurance (117.7), Encompass (106.1)

•                  Underlying combined ratios: Total Property-Liability (87.2), Allstate auto (94.2), Allstate homeowners (61.7), Esurance (114.2), Encompass (93.7)

•                  Total return on investment portfolio: 5.8%

Proactive Capital Management

“We continued to provide good returns to our shareholders and maintain a strong capital position to provide strategic flexibility,” said Steve Shebik, chief financial officer. “In 2014, we returned $2.8 billion to shareholders through a combination of common stock dividends and repurchasing 8.7% of our beginning-of-year-outstanding shares. We further improved our financial strength by repaying $950 million of maturing debt and issuing $998 million of preferred stock, decreasing our debt to capital ratio to 18.9% at year-end 2014.”

As of December 31, 2014, $336 million remained under Allstate’s authorized $2.5 billion common share repurchase program, which is expected to be completed in the first quarter of 2015. The company will then initiate its new $3 billion repurchase program to be completed by July of 2016. Holding company assets increased to $3.4 billion at year-end 2014, as the capital from the sale of LBL was successfully moved to the holding company. Book value per diluted common share increased 6.5% from a year ago, to $48.24 at year-end 2014.

The $0.30 per common share dividend declared today will be payable on April 1, 2015 to stockholders of record at the close of business on March 2, 2015.

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the presentation discussed on the call. The conference call will be held at 9 a.m. ET on Thursday, February 5.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brand names. Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.” The Allstate brand’s network of small businesses offers auto, home, life and retirement products and services to customers in the United States and Canada.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements

This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty.  These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings.  We believe these statements are based on reasonable estimates, assumptions and plans.  However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements.  Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and quarterly report on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenues
Property-liability insurance premiums	$7,354	$7,014	$28,929	$27,618
Life and annuity premiums and contract charges	520	610	2,157	2,352
Net investment income	779	1,026	3,459	3,943
Realized capital gains and losses:
Total other-than-temporary impairment (“OTTI”) losses	(65)	(29)	(242)	(207)
OTTI losses reclassified to (from) other comprehensive income	(1)	(1)	(3)	(8)
Net OTTI losses recognized in earnings	(66)	(30)	(245)	(215)
Sales and other realized capital gains and losses	172	172	939	809
Total realized capital gains and losses	106	142	694	594

	8,759	8,792	35,239	34,507

Costs and expenses
Property-liability insurance claims and claims expense	4,618	4,283	19,428	17,911
Life and annuity contract benefits	431	490	1,765	1,917
Interest credited to contractholder funds	202	305	919	1,278
Amortization of deferred policy acquisition costs	1,035	1,069	4,135	4,002
Operating costs and expenses	1,156	1,258	4,341	4,387
Restructuring and related charges	5	11	18	70
Loss on extinguishment of debt	–	2	1	491
Interest expense	73	87	322	367
	7,520	7,505	30,929	30,423
Gain (loss) on disposition of operations	3	(44)	(74)	(688)

Income from operations before income tax expense	1,242	1,243	4,236	3,396

Income tax expense	418	422	1,386	1,116

Net income	824	821	2,850	2,280

Preferred stock dividends	29	11	104	17

Net income available to common shareholders	$795	$810	$2,746	$2,263

Earnings per common share:

Net income available to common shareholders per common share – Basic	$1.89	$1.79	$6.37	$4.87

Weighted average common shares – Basic	420.2	452.8	431.4	464.4

Net income available to common shareholders per common share – Diluted	$1.86	$1.76	$6.27	$4.81

Weighted average common shares – Diluted	427.7	459.6	438.2	470.3

Cash dividends declared per common share	$0.28	$0.25	$1.12	$1.00

THE ALLSTATE CORPORATION

BUSINESS RESULTS

($ in millions, except ratios)	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
Property-Liability
Premiums written	$7,292	$6,950	$29,614	$28,164

Premiums earned	$7,354	$7,014	$28,929	$27,618
Claims and claims expense	(4,618)	(4,283)	(19,428)	(17,911)
Amortization of deferred policy acquisition costs	(973)	(984)	(3,875)	(3,674)
Operating costs and expenses	(1,021)	(942)	(3,838)	(3,752)
Restructuring and related charges	(5)	(11)	(16)	(63)
Underwriting income*	737	794	1,772	2,218
Net investment income	294	382	1,301	1,375
Periodic settlements and accruals on non-hedge derivative instruments	(2)	(2)	(9)	(7)
Amortization of purchased intangible assets	17	23	68	85
Income tax expense on operations	(359)	(404)	(1,060)	(1,204)
Operating income	687	793	2,072	2,467
Realized capital gains and losses, after-tax	(11)	86	357	339
Gain (loss) on disposition of operations, after-tax	--	--	37	(1)
Reclassification of periodic settlements and accruals on non-hedge
derivative instruments, after-tax	2	1	6	4
Amortization of purchased intangible assets, after-tax	(12)	(15)	(45)	(55)
Net income available to common shareholders	$666	$865	$2,427	$2,754
Catastrophe losses	$95	$117	$1,993	$1,251
Operating ratios:
Claims and claims expense ratio	62.8	61.1	67.2	64.9
Expense ratio	27.2	27.6	26.7	27.1
Combined ratio	90.0	88.7	93.9	92.0
Effect of catastrophe losses on combined ratio	1.3	1.7	6.9	4.5
Effect of prior year reserve reestimates on combined ratio	(1.0)	(0.9)	(0.3)	(0.4)
Effect of catastrophe losses included in prior year reserve reestimates
on combined ratio	--	(0.1)	0.1	(0.3)
Effect of amortization of purchased intangible assets on combined ratio	0.2	0.3	0.2	0.3
Effect of Discontinued Lines and Coverages on combined ratio	0.1	--	0.4	0.5

Allstate Financial
Premiums and contract charges	$520	$610	$2,157	$2,352
Net investment income	480	637	2,131	2,538
Periodic settlements and accruals on non-hedge derivative instruments	--	--	(1)	17
Contract benefits	(431)	(490)	(1,765)	(1,917)
Interest credited to contractholder funds	(199)	(301)	(898)	(1,254)
Amortization of deferred policy acquisition costs	(60)	(80)	(255)	(330)
Operating costs and expenses	(121)	(145)	(466)	(565)
Restructuring and related charges	--	--	(2)	(7)
Income tax expense on operations	(61)	(71)	(294)	(246)
Operating income	128	160	607	588

Realized capital gains and losses, after-tax	81	9	94	46
Valuation changes on embedded derivatives that are not hedged, after-tax	(3)	(3)	(15)	(16)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not
hedged, after-tax	--	(3)	(3)	(5)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	--	7
Reclassification of periodic settlements and accruals on non-hedge
derivative instruments, after-tax	--	--	1	(11)
Gain (loss) on disposition of operations, after-tax	2	(44)	(53)	(514)
Net income available to common shareholders	$208	$119	$631	$95
Corporate and Other
Net investment income	$5	$7	$27	$30
Operating costs and expenses	(87)	(258)	(359)	(618)
Income tax benefit on operations	32	90	124	220
Preferred stock dividends	(29)	(11)	(104)	(17)
Operating loss	(79)	(172)	(312)	(385)
Realized capital gains and losses, after-tax	--	(1)	--	--
Loss on extinguishment of debt, after-tax	--	(1)	--	(319)
Postretirement benefits curtailment gain, after-tax	--	--	--	118
Net loss available to common shareholders	$(79)	$(174)	$(312)	$(586)
Consolidated net income available to common shareholders	$795	$810	$2,746	$2,263

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	December 31,	December 31,
	2014	2013
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $59,672 and $59,008)	$62,440	$60,910
Equity securities, at fair value (cost $3,692 and $4,473)	4,104	5,097
Mortgage loans	4,188	4,721
Limited partnership interests	4,527	4,967
Short-term, at fair value (amortized cost $2,540 and $2,393)	2,540	2,393
Other	3,314	3,067
Total investments	81,113	81,155
Cash	657	675
Premium installment receivables, net	5,465	5,237
Deferred policy acquisition costs	3,525	3,372
Reinsurance recoverables, net	8,490	7,621
Accrued investment income	591	624
Property and equipment, net	1,031	1,024
Goodwill	1,219	1,243
Other assets	2,046	1,937
Separate Accounts	4,396	5,039
Assets held for sale	--	15,593
Total assets	$108,533	$123,520
Liabilities
Reserve for property-liability insurance claims and claims expense	$22,923	$21,857
Reserve for life-contingent contract benefits	12,380	12,386
Contractholder funds	22,529	24,304
Unearned premiums	11,655	10,932
Claim payments outstanding	784	631
Deferred income taxes	715	635
Other liabilities and accrued expenses	5,653	5,156
Long-term debt	5,194	6,201
Separate Accounts	4,396	5,039
Liabilities held for sale	--	14,899
Total liabilities	86,229	102,040
Equity
Preferred stock and additional capital paid-in, $1 par value, 72.2 thousand and 32.3 thousand shares issued and outstanding, $1,805 and $807.5 aggregate liquidation preference	1,746	780
Common stock, $.01 par value, 900 million issued, 418 million and 449 million shares outstanding	9	9
Additional capital paid-in	3,199	3,143
Retained income	37,842	35,580
Deferred ESOP expense	(23)	(31)
Treasury stock, at cost (482 million and 451 million shares)	(21,030)	(19,047)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital gains and losses on fixed income securities with OTTI	72	50
Other unrealized net capital gains and losses	1,988	1,698
Unrealized adjustment to DAC, DSI and insurance reserves	(134)	(102)
Total unrealized net capital gains and losses	1,926	1,646
Unrealized foreign currency translation adjustments	(2)	38
Unrecognized pension and other postretirement benefit cost	(1,363)	(638)
Total accumulated other comprehensive income	561	1,046
Total shareholders’ equity	22,304	21,480
Total liabilities and shareholders’ equity	$108,533	$123,520

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)	Twelve months ended December 31,
	2014	2013
Cash flows from operating activities	(unaudited)
Net income	$2,850	$2,280
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	366	368
Realized capital gains and losses	(694)	(594)
Loss on extinguishment of debt	1	491
Loss on disposition of operations	74	688
Interest credited to contractholder funds	919	1,278
Changes in:
Policy benefits and other insurance reserves	541	(55)
Unearned premiums	766	602
Deferred policy acquisition costs	(220)	(268)
Premium installment receivables, net	(257)	(205)
Reinsurance recoverables, net	(1,068)	(729)
Income taxes	205	573
Other operating assets and liabilities	(247)	(187)
Net cash provided by operating activities	3,236	4,242
Cash flows from investing activities
Proceeds from sales
Fixed income securities	34,609	21,243
Equity securities	6,755	3,173
Limited partnership interests	1,473	1,045
Mortgage loans	10	24
Other investments	406	151
Investment collections
Fixed income securities	3,736	5,908
Mortgage loans	1,106	1,020
Other investments	191	275
Investment purchases
Fixed income securities	(38,759)	(24,087)
Equity securities	(5,443)	(3,677)
Limited partnership interests	(1,398)	(1,312)
Mortgage loans	(501)	(538)
Other investments	(972)	(1,084)
Change in short-term investments, net	272	(427)
Change in other investments, net	46	97
Purchases of property and equipment, net	(288)	(207)
Disposition (acquisition) of operations	378	(24)
Net cash provided by investing activities	1,621	1,580
Cash flows from financing activities
Proceeds from issuance of long-term debt	--	2,271
Repayment of long-term debt	(1,006)	(2,627)
Proceeds from issuance of preferred stock	965	781
Contractholder fund deposits	1,184	2,174
Contractholder fund withdrawals	(3,446)	(6,556)
Dividends paid on common stock	(477)	(352)
Dividends paid on preferred stock	(87)	(6)
Treasury stock purchases	(2,301)	(1,834)
Shares reissued under equity incentive plans, net	266	170
Excess tax benefits on share-based payment arrangements	41	38
Other	(14)	(12)
Net cash used in financing activities	(4,875)	(5,953)
Net decrease in cash	(18)	(131)
Cash at beginning of year	675	806
Cash at end of year	$657	$675

Definitions of Non-GAAP Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is net income available to common shareholders, excluding:

•      realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•      valuation changes on embedded derivatives that are not hedged, after-tax,

•      amortization of deferred policy acquisition costs (DAC) and deferred sales inducements (DSI), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged, after-tax,

•      amortization of purchased intangible assets, after-tax,

•      gain (loss) on disposition of operations, after-tax, and

•      adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income available to common shareholders is the GAAP measure that is most directly comparable to operating income.

We use operating income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Operating income is used by management along with the other components of net income available to common shareholders to assess our performance. We use adjusted measures of operating income in incentive compensation.  Therefore, we believe it is useful for investors to evaluate net income available to common shareholders, operating income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator. Operating income should not be considered a substitute for net income available to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile operating income and net income available to common shareholders.

($ in millions, except per share data)	For the three months ended December 31,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2014	2013	2014	2013	2014	2013	2014	2013
Operating income	$687	$793	$128	$160	$736	$781	$1.72	$1.70
Realized capital gains and losses, after-tax	(11)	86	81	9	70	94	0.16	0.21
Valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(3)	(3)	(3)	(3)	(0.01)	(0.01)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	--	--	(3)	--	(3)	--	(0.01)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	--	--	--	--	--	--
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	2	1	--	--	2	1	0.01	--
Amortization of purchased intangible assets, after-tax	(12)	(15)	--	--	(12)	(15)	(0.03)	(0.03)
Gain (loss) on disposition of operations, after-tax	--	--	2	(44)	2	(44)	0.01	(0.10)
Loss on extinguishment of debt, after-tax	--	--	--	--	--	(1)	--	--
Postretirement benefits curtailment gain, after-tax	--	--	--	--	--	--	--	--
Net income available to common shareholders	$666	$865	$208	$119	$795	$810	$1.86	$1.76

($ in millions, except per share data)	For the twelve months ended December 31,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2014	2013	2014	2013	2014	2013	2014	2013
Operating income	$2,072	$2,467	$607	$588	$2,367	$2,670	$5.40	$5.68
Realized capital gains and losses, after-tax	357	339	94	46	451	385	1.03	0.82
Valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(15)	(16)	(15)	(16)	(0.03)	(0.03)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(3)	(5)	(3)	(5)	(0.01)	(0.01)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	--	7	--	7	--	0.01
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	6	4	1	(11)	7	(7)	0.02	(0.01)
Amortization of purchased intangible assets, after-tax	(45)	(55)	--	--	(45)	(55)	(0.10)	(0.12)
Gain (loss) on disposition of operations, after-tax	37	(1)	(53)	(514)	(16)	(515)	(0.04)	(1.10)
Loss on extinguishment of debt, after-tax	--	--	--	--	--	(319)	--	(0.68)
Postretirement benefits curtailment gain, after-tax	--	--	--	--	--	118	--	0.25
Net income available to common shareholders	$2,427	$2,754	$631	$95	$2,746	$2,263	$6.27	$4.81

Operating income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use operating income as the numerator for the same reasons we use operating income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income available to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine operating income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of operating income return on common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have operating income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. Operating income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.

The following tables reconcile return on common shareholders’ equity and operating income return on common shareholders’ equity.

($ in millions)	For the twelve months ended December 31,
	2014	2013
Return on common shareholders’ equity

Numerator:
Net income available to common shareholders	$2,746	$2,263
Denominator:
Beginning common shareholders’ equity (1)	$20,700	$20,580
Ending common shareholders’ equity (1)	20,558	20,700
Average common shareholders’ equity	$20,629	$20,640

Return on common shareholders’ equity	13.3%	11.0%

	For the twelve months ended December 31,
	2014	2013
Operating income return on common shareholders’ equity

Numerator:
Operating income	$2,367	$2,670

Denominator:
Beginning common shareholders’ equity	$20,700	$20,580
Unrealized net capital gains and losses	1,646	2,834
Adjusted beginning common shareholders’ equity	19,054	17,746

Ending common shareholders’ equity	20,558	20,700
Unrealized net capital gains and losses	1,926	1,646
Adjusted ending common shareholders’ equity	18,632	19,054
Average adjusted common shareholders’ equity	$18,843	$18,400
Operating income return on common shareholders’ equity	12.6%	14.5%

(1) Excludes equity related to preferred stock of $1,746 million and $780 million as of December 31, 2014 and 2013, respectively.

Underwriting income is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP. Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results. It is also an integral component of incentive compensation. It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net income available to common shareholders is the most directly comparable GAAP measure. Underwriting income should not be considered a substitute for net income available to common shareholders and does not reflect the overall profitability of our business. A reconciliation of Property-Liability underwriting income to net income available to common shareholders is provided in the “Business Results” page.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization of purchased intangible assets on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization of purchased intangible assets. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. Amortization of purchased intangible assets relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.

The following table reconciles the Property-Liability underlying combined ratio to the Property-Liability combined ratio.

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”)	89.5	87.5	87.2	87.3
Effect of catastrophe losses	1.3	1.7	6.9	4.5
Effect of prior year non-catastrophe reserve reestimates	(1.0)	(0.8)	(0.4)	(0.1)
Effect of amortization of purchased intangible assets	0.2	0.3	0.2	0.3
Combined ratio	90.0	88.7	93.9	92.0

Effect of prior year catastrophe reserve reestimates	--	(0.1)	0.1	(0.3)

Underwriting margin is calculated as 100% minus the combined ratio.

In this news release, we provide our outlook range on the Property-Liability 2015 underlying combined ratio. A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes. Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

The following table reconciles the Allstate brand underlying combined ratio to the Allstate brand combined ratio.

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Underlying combined ratio	87.9	86.1	85.4	85.8
Effect of catastrophe losses	1.3	1.8	6.9	4.7
Effect of prior year non-catastrophe reserve reestimates	(0.9)	(0.6)	(0.8)	(0.6)
Combined ratio	88.3	87.3	91.5	89.9

Effect of prior year catastrophe reserve reestimates	(0.1)	--	0.1	(0.3)

The following table reconciles the Allstate brand auto underlying combined ratio to the Allstate brand auto combined ratio.

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Underlying combined ratio	98.2	95.9	94.2	94.4
Effect of catastrophe losses	0.2	--	1.6	1.0
Effect of prior year non-catastrophe reserve reestimates	(1.4)	(0.6)	(1.1)	(0.9)
Combined ratio	97.0	95.3	94.7	94.5

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.3)	(0.1)	(0.3)

The following table reconciles the Allstate brand homeowners underlying combined ratio to the Allstate brand homeowners combined ratio.

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Underlying combined ratio	61.0	60.7	61.7	62.7
Effect of catastrophe losses	3.8	7.1	21.4	15.6
Effect of prior year non-catastrophe reserve reestimates	(1.2)	(1.2)	(0.6)	(0.4)
Combined ratio	63.6	66.6	82.5	77.9

Effect of prior year catastrophe reserve reestimates	0.1	0.9	1.0	0.4

The following table reconciles the Encompass brand underlying combined ratio to the Encompass brand combined ratio.

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Underlying combined ratio	92.7	91.8	93.7	93.7
Effect of catastrophe losses	1.9	0.3	13.2	5.2
Effect of prior year non-catastrophe reserve reestimates	(1.5)	(6.0)	(0.8)	(3.0)
Combined ratio	93.1	86.1	106.1	95.9

Effect of prior year catastrophe reserve reestimates	0.3	(1.5)	0.1	(0.7)

Esurance brand underlying loss ratio is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the loss ratio, the effect of catastrophes on the combined ratio and the effect of prior year non-catastrophe reserve reestimates on the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in the Esurance business that may be obscured by catastrophe losses and prior year reserve reestimates.  Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio.  Prior year reserve reestimates are caused by unexpected loss development on historical reserves.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  The most directly comparable GAAP measure is the loss ratio. The underlying loss ratio should not be considered a substitute for the loss ratio and does not reflect the overall loss ratio of our business.

The following table reconciles the Esurance brand underlying loss ratio and underlying combined ratio to the Esurance brand combined ratio.

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Underlying loss ratio	80.3	79.1	76.6	77.6
Expense ratio, excluding the effect of amortization of purchased intangible assets	33.1	32.8	37.6	34.1
Underlying combined ratio	113.4	111.9	114.2	111.7
Effect of catastrophe losses	0.3	0.3	1.3	0.9
Effect of prior year non-catastrophe reserve reestimates	(1.3)	--	(1.1)	--
Effect of amortization of purchased intangible assets	3.1	4.5	3.3	4.9
Combined ratio	115.5	116.7	117.7	117.5

Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure. It is calculated by dividing common shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC, DSI and life insurance reserves by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. We note that book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business. The following table shows the reconciliation.

($ in millions, except per share data)	As of December 31,
	2014	2013
Book value per common share
Numerator:
Common shareholders’ equity	$20,558	$20,700
Denominator:
Common shares outstanding and dilutive potential common shares outstanding	426.2	456.9
Book value per common share	$48.24	$45.31

Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Common shareholders’ equity	$20,558	$20,700
Unrealized net capital gains and losses on fixed income securities	1,666	1,258
Adjusted common shareholders’ equity	$18,892	$19,442
Denominator:
Common shares outstanding and dilutive potential common shares outstanding	426.2	456.9
Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$44.33	$42.55

# # # # #